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                                                                    EXHIBIT 10.5


                    AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
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     THIS AMENDMENT NO. 1 ("Amendment") to the Employment Agreement by and
between RICHARD G. BERRY (the "Employee") and EQUITY RESIDENTIAL PROPERTIES MANAGEMENT LIMITED PARTNERSHIP (the "Employer"), is made and entered into as of November 14, 1997 (the "Effective Date") by and between the Employee and the Employer;

                        W I T N E S S E T H   T H A T:
                        - - - - - - - - - -   - - - -

     WHEREAS, the parties entered into an Employment Agreement (the "Agreement") dated as of August 27, 1997 to specify the terms of the Employee's employment with the Employer;

     WHEREAS, the Employer and Employee desire to amend the Agreement under the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below,

     IT IS HEREBY AGREED by the Employee and Employer as follows:

     1. Excise Tax Payment. Section 6 of the Agreement shall be amended to include the following language as a new Section 6(g) and inserted following
Section 6(f) of the Agreement:

          (g) (1) Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined (pursuant to subsection (2) below) or finally determined (as defined in subsection (3)(iii) below) that any payment, distribution, transfer, benefit or other event with respect to the Employer or its predecessors, successors, direct or indirect subsidiaries or affiliates (or any predecessor, successor of affiliate of any of them, and including any benefit plan of any of them), to or for the benefit of Employee or Employee's dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement, any other agreement between the parties or otherwise, but determined without regard to any additional payments required under this Section 6(g)) (each a "Payment" and collectively the "Payments") is or was subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and any successor provision or any comparable provision of state or local income tax law (collectively, "Section 4999"), or any interest, penalty or addition to tax is or was incurred by Employee with respect to such excise tax (such excise tax, together with any such interest, penalty or addition to tax, hereinafter collectively referred to as the "Excise Tax"), then, within 10 days after such determination or final determination, as the case may be, the Employer shall pay to Employee an additional cash payment (hereinafter referred to as the "Gross-Up Payment") in an amount such that after payment by Employee of all taxes, interest, penalties and additions to tax imposed with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. This provision is intended to put Employee in the same position as Employee would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.
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          (2)      Except as provided in subsection (3) below, the determination that a Payment is subject to an Excise Tax shall be made in writing by a certified public accounting firm selected by Employee ("Employee's Accountant"). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations (the written determination of the Employee's Accountant, hereinafter the "Employee's Determination"). The Employee's Determination shall be reviewed on behalf of the Employer by a certified public accounting firm selected by the Employer (the "Employer's Accountant"). The Employer shall notify Employee within 10 business days after receipt of the Employee's Determination of any disagreement or dispute therewith, and failure to so notify within that period shall be considered an agreement by the Employer with the Employee's Determination, obligating the Employer to make payment as provided in subsection (1) above within 10 days from the expiration of such 10 business-day period. In the event of an objection by the Employer to the Employee's Determination, any amount not in dispute shall be paid within 10 days following the 10 business-day period referred to herein, and with respect to the amount in dispute the Employee's Accountant and the Employer's Accountant shall jointly select a third nationally recognized certified public accounting firm to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon the Employee and the Employer. In such a case, the third accounting firm's findings shall be deemed the binding determination with respect to the amount in dispute, obligating the Employer to make any payment as a result thereof of within 10 days following the receipt of such third accounting firm's determination. All fees and expenses of each of the accounting firms referred to this Section 6(g)(2) shall be borne solely by the Employer.

          (3) (i) Employee shall notify the Employer in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the "Taxing Authority") that, if successful, would require the payment by the Employer of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after Employee receives written notice of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by Employee to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of Employee's rights under this Section 5 except to the extent of actual damages suffered by the Employer as a result of such failure. Employee shall not pay such claim prior to the expiration of the 15-day period following the date on which Employee gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If the Employer notifies Employee in writing prior to the expiration of such 15-day period that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Employee its ability to make the payments to Employee which may ultimately be required under this section before assuming responsibility for the claim), Employee shall:

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               (A) give the Employer any information reasonably requested by the
          Employer relating to such claim;

               (B) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Employer that is reasonably acceptable to Employee;

               (C) cooperate with the Employer in good faith in order to effectively contest such claim; and

               (D) permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this Section 6, and to the extent its actions do no unreasonably interfere with or prejudice Employee's disputes with the Taxing Authority as to other issues, the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs Employee to pay such claim and sue for a refund, the Employer shall advance an amount equal to such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to Employee and the Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue.

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                    (ii)  If, after receipt by Employee of an amount advanced by the Employer pursuant to Section 6(g)(3)(i), Employee receives any refund with respect to such claim, Employee shall (subject to the Employer's complying with the requirements of Section 6) promptly pay to the Employer an amount equal to such refund (together with any interest paid or credited thereon after taxes applicable thereto), net of any taxes (including without limitation any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by Employee in connection with such advance, after giving effect to such repayment. If, after the receipt by Employee of an amount advanced by the Employer pursuant to Section 6(g)(3)(i), it is finally determined that Employee is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

                    (iii) For purposes of this Section 6(g), whether the Excise
               Tax is applicable to a Payment shall be deemed to be "finally determined" upon the earliest of: (A) the expiration of the 15-day period referred to in Section 6(g)(3)(i) above if the Employer has not notified Employee that it intends to contest the underlying claim, (B) the expiration of any period following which no right of appeal exists, (C) the date upon which a closing agreement or similar agreement with respect to the claim is executed by Employee and the Taxing Authority (which agreement may be executed only in compliance with this Section 6(g), (D) the receipt by Employee of notice from the Employer that it no longer seeks to pursue a contest (which notice shall be deemed received if the Employer does not, within 15 days following receipt of a written inquiry from Employee, affirmatively indicate in writing to Employee that the Employer intends to continue to pursue such contest).

          (4) As a result of uncertainty in the application of Section 4999 that may exist at the time of any determination that a Gross-Up Payment is due, it may be possible that in making the calculations required to be made hereunder, the parties of their accountants shall determine that a Gross-Up Payment need not be made (or shall make no determination with respect to Gross-Up Payment) that properly should be made ("Underpayment"), or that a Gross-Up Payment not properly needed to be made should be made ("Overpayment"). The determination of any Underpayment shall be made using the procedures set forth in paragraph (2) above and shall be paid to Employee as an additional Gross-Up Payment. The Employer shall be entitled to use procedures similar to those available to Employee in paragraph (2) to determine the amount of any Overpayment (provided that the Employer shall bear all costs of the accountants as provided in paragraph (2)). In the event of a determination that an Overpayment was made,

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     any such Overpayment shall be treated for all purposes as a loan to
     Employee with interest at the applicable Federal rate provided for in section 1247(d) of the Code; provided, however, that the amount to be repaid by Employee to the Employer shall be subject to reduction to the extent necessary to put Employee in the same after-tax position as if such Overpayment were never made.

     2.   Agreement To Exchange Unvested Restricted Shares Of EWR.  The Employer
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acknowledges that all of the Employee's 37,494 outstanding restricted shares of
Evans Withycombe Residential, Inc., a Maryland corporation ("EWR Restricted Shares") shall not become vested as of the Effective Time. Instead, the Employer's EWR Restricted Shares shall be exchanged for restricted common shares of beneficial interest, $.01 par value per share, of the Equity Residential Properties Trust ("EQR Restricted Shares") as of the Effective Time. The number of EQR Restricted Shares received will equal the number EWR Restricted Shares exchanged multiplied by .5. Any bonus payable to the Employee for services performed for EWR or EQR in 1997 shall be paid in the form of EQR Restricted Shares. All EQR Restricted Shares will be issued under the Equity Residential Properties Trust Second Amended and Restated 1993 Share Option and Share Award Plan. The EQR Restricted Shares will vest on December 31, 2000 provided the Employee remains employed by the Employer as of the vesting date.

     3.   Continuation of Employment Agreement.  Except as explicitly provided
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in this Amendment, the Agreement shall remain in full force and effect in all respects.

     4.   Governing Law.  This Amendment shall be governed by, and construed in
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accordance with, the laws of the State of Illinois, without regard to Illinois'
conflicts of law provisions.

     Dated as of November 14, 1997.

                         EQUITY RESIDENTIAL PROPERTIES MANAGEMENT LIMITED PARTNERSHIP

                         By: ERP OPERATING LIMITED PARTNERSHIP, an Illinois
                             limited partnership, its general partner

                             By: EQUITY RESIDENTIAL PROPERTIES TRUST, its
                                 general partner

                                 By:/s/ Bruce C. Strohm
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                                    Title: Executive Vice President
                                          ---------------------------------

                                    /s/ Richard G. Berry
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                                      Richard G. Berry

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